Exhibit 99.1
Solar Integrated Technologies, Inc.
Thinking Integrated. Building Integrated.
CONSOLIDATED FINANCIAL STATEMENTS
30 June 2009

SOLAR INTEGRATED TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2009	2008
	(Unaudited)
Current assets
Cash and cash equivalents	$8,217	$5,847
Trade receivables, net	9,457	16,614
Unbilled accounts receivable	—	515
Lease receivables	974	965
Inventory	28,019	28,450
Prepaid expenses and other current assets	2,458	809

Total current assets	49,125	53,200

Non-current assets
Restricted cash	1,685	1,578
Lease receivables, net of current	17,126	17,581
Plant and equipment, net	1,481	1,909
Deposits & other assets	693	661

Total assets	70,110	74,929

Current liabilities
Trade and other payables	18,439	14,685
Borrowings on credit facility	5,282	4,316
Warranty accrual	33,693	3,739
Other accrued expenses	3,398	4,139
Progress billings	1,251	215
Structured financing — current	590	583

Total current liabilities	62,653	27,677

Non-Current Liabilities
Convertible notes, net	8,000	8,000
Warrant liability	115	625
Unearned income, net of current	3,302	3,402
Structured financing, net of current	12,260	12,490

Total liabilities	86,330	52,194

Shareholders’ (deficit) equity
Common stock, $0.0001 par value: Authorized 250,000 shares at June 30, 2009 and December 31, 2008; Issued and outstanding 101,007 and 99,881 at June 30, 2009 and December 31, 2008, respectively	10	10
Additional paid in capital	109,721	108,561
Accumulated other comprehensive income	166	102
Accumulated deficit	(126,117)	(85,938)

Total shareholders’ (deficit) equity	(16,220)	22,735

Total liabilities and shareholders’ (deficit) equity	$70,110	$74,929

The accompanying notes are an integral part of these consolidated financial statements.

SOLAR INTEGRATED TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Six months ended June 30,
	2009	2008
	(Unaudited)	(Unaudited)
Revenue	$18,379	$42,794
Cost of sales	49,999	35,584

Gross profit	(31,620)	7,210

Selling, general and administrative expense	8,204	10,340

Loss from operating activities	(39,824)	(3,130)

Change in fair value of warrant liability	(510)	1,990
Interest expense (net)	854	1,640
Other (income)/loss	(69)	(1,710)

Loss before income taxes	(40,099)	(5,050)

Income taxes	80	—

Net loss	$(40,179)	$(5,050)

Basic and diluted loss per share	$(0.40)	$(0.05)

Weighted-average number of shares outstanding	100,147	91,907
The accompanying notes are an integral part of these consolidated financial statements.

SOLAR INTEGRATED TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Six Months Ended June 30,
	2009	2008
	(Unaudited)	(Unaudited)
Operating activities
Net loss	$(40,179)	$(5,050)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	469	521
Amortization of loan fees and discount on convertible note	—	1,167
Provision for losses on accounts receivable	27	—
Provision for losses on inventory	1,345	300
Warranty liability	29,954	—
Unrealized loss on foreign exchange	(1,482)	—
Interest paid in lieu of cash	260	283
Stock-based compensation	900	957
Change in fair value of warrant liability	(510)	1,990

Changes in operating assets and liabilities:
Accounts receivable	7,464	(2,482)
Lease receivables	446	484
Inventories	(914)	(15,816)
Prepaid expenses and other assets	(1,468)	(256)
Trade and other payables	5,236	2,005
Accrued expenses	194	41
Unearned income	(32)	(101)

Net cash provided by (used in) operating activities	1,710	(15,957)

Investing activities
Acquisition of property and equipment	(40)	(438)

Financing activities
Borrowing on credit facility	966	5,404
Increase in restricted cash	(107)	(128)
Repayment of structured finance payable	(223)	(313)
Proceeds from stock subscription receivable	—	3,261

Net cash provided by financing activities	636	8,224
Effect of exchange rate changes on cash and cash equivalents	64	581
Net (decrease) increase in cash and cash equivalents	2,370	(7,590)
Cash and cash equivalents at beginning of period	5,847	11,282

Cash and cash equivalents at end of period	$8,217	$3,692

The accompanying notes are an integral part of these consolidated financial statements.

SOLAR INTEGRATED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Description of Business and Basis of Presentation
Solar Integrated Technologies, Inc. (the Company) was established and incorporated in the State of Delaware in the United States of America on January 24, 2002. The Company designs, manufactures and installs building-integrated photovoltaic, or BIPV, roofing systems for customers with non-residential buildings that have flat or low-slope rooftops. The Company is based in Los Angeles, California, and maintains an office in Mainz, Germany. The Company’s customers are primarily located in Eurpoe and the United States.
These consolidated financial statements include the accounts of the Company and its subsidiaries which are 100% wholly owned as follows: Solar Integrated Technologies GmbH, Solar Power & Electric I, LLC and Solar Integrated Technologies Limited (collectively, known as “Subsidiaries”). All intercompany transactions and balances have been eliminated in consolidation.
The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern. In May 2009, the Company announced that it had discontinued discussions with a commercial lender relating to an asset-based revolving line of credit to replace the existing facility with an affiliate of GE Energy Financial Services (GE) which expires on July 3, 2009.
In July 2009, the Company signed an amendment to the GE loan and security agreement which extended the term of the line of credit to September 30, 2009, subject to certain conditions.
In July 2009, the Company signed a definitive merger agreement to be acquired by ECD for 6.75 pence in cash (the “merger consideration”) for each common share of the Company. The merger agreement was approved by the Company’s shareholders on August 19, 2009. The merger became effective the same day, the Company’s common shares were cancelled and converted into the right to receive the merger consideration and the Company became a subsidiary of ECD. All options and warrants to purchase common shares of the Company which were outstanding before the merger were cancelled upon consummation of the merger. The Company’s common shares were de-listed from trading on the AIM market on the London Stock Exchange as of August 20, 2009.
The consolidated financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern
2. Summary of Significant Accounting Policies
These interim consolidated financial statements are unaudited but reflect, in the opinion of management, all adjustments, consisting of normal recurring adjustments and accruals, necessary to present fairly the financial position of and the Company as of June 30, 2009 and the statements of operations and cash flows for the six months ended June 30, 2009 and 2008. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles, or GAAP, have been omitted. These condensed consolidated financial statements should be read in conjunction with the audited December 31, 2008 consolidated financial statements and accompanying notes included therein. The results of operations for the six months ended June 30, 2009 are not necessarily indicative of the results to be expected for the entire fiscal year. These interim results are presented in U.S. dollars, unless otherwise noted.
The interim financial statements follow the same accounting policies and methods of application as the financial statements for the year ended December 31, 2008. Certain prior year amounts have been reclassified to conform with current period presentation.

SOLAR INTEGRATED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
3. Inventories
Inventories consisted of the following:

	June 30,	December 31,
	2009	2008
	(in thousands)
Raw materials	$5,600	$5,841
Work-in-progress	2,573	3,108
Finished goods	19,846	19,501

Total	$28,019	$28,450

4. Related Party Transactions
The Company provided installation services for SCR Group, Inc. (SCR), whose joint owner is a member of the Company’s board of directors, under customary contracting arrangements. Revenue from SCR was approximately $113,000 and $0 for the six months ended June 30, 2008 and 2009, respectively. Accounts receivable due from SCR were approximately $44,000 as of December 31, 2008 and June 30, 2009.
5. Warranty Liability
The warranty provision represents management’s best estimate of the liability under product and system warranties granted on transactions to date. Management changed its estimates of the warranty liability due to product performance issues discovered which were not fully covered under prior estimates. That information resulted in a significant increase in the warranty expense recorded in the six months ended June 30, 2009.
Previously, the warranty estimate was based on historical warranty claims and warranty work performed. The current warranty estimate is based on an evaluation of certain aspects of the Company’s products and systems which indicated that increased failure rates may occur over the typical twenty-year warranty period arising from specialized adhesives used in the SIT manufacturing process and from certain product handling and installation methods. The Company continues to assess its estimate of warranty obligations each reporting period to determine if its accrual is appropriate.
The warranty reserve activity for the six months ended June 30, 2009 was as follows (in thousands):

Balance at December 31, 2008	$3,739
Warranty expense	30,359
Amounts charged against the warranty provision	(405)

Balance at June 30, 2009	$33,693

6. Credit Facilities
In December 2005, the Company entered into a loan and security agreement with an affiliate of GE Energy Financial Services (GE) relating to an asset-based revolving line of credit for up to $20 million. The credit facility bears interest at LIBOR plus 3.0. The initial term of the facility expired on June 30, 2008. Borrowings under the credit facility are guaranteed by the Company and its subsidiaries and are secured by a pledge of all of the Company’s assets, including the stock of the Company’s subsidiaries and the assets of the Company’s subsidiaries. The Company is required to pay a commitment fee of 0.50% per annum on the unused portion of the credit facility, quarterly maintenance fees, as well as customary letter of credit fees. The loan and security agreement contains customary financial and non-

SOLAR INTEGRATED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
financial covenants, and customary events of default, including a provision that an event of default will exist if the Company defaults under the note purchase agreement governing the Company’s convertible notes, as amended. The Company obtained a waiver from GE related to noncompliance of a covenant related to minimum EBITDA during the quarter ended December 31, 2008. The Company was in compliance with all other covenants at December 31, 2008 and June 30, 2009.
During 2006, pursuant to an amendment to the Company’s loan and security agreement and a master agreement for standby letters of credit, the Company obtained a $3,000,000 standby letter of credit sub-facility as part of the $20 million credit facility. The standby letter of credit sub-facility was increased to $5,000,000 in April 2007.
During 2008 and 2009, the Company signed several amendments to the original loan and security agreement which extended the term of the agreement to July 3, 2009 and reduced the line of credit to a maximum of $10 million. The outstanding balance at December 31, 2008 and June 30, 2009 was $4,316,000 and $5,282,000 respectively.
In July 2009, the Company signed an amendment to the GE loan and security agreement which extended the term of the line of credit to September 30, 2009, subject to certain conditions.
7. Long-Term Debt
Convertible Notes
As of June 30, 2009 and December 31, 2008, the Company had an aggregate principal amount outstanding of $8 million of 6.5% convertible notes due November 1, 2010. The convertible notes were originally issued as part of a $37 million private placement in November 2005. The notes were amended in December 2007 as part of a restructuring of the notes.
The terms of the convertible notes, as amended, include the following:
•	Interest of 6.5% is payable semi-annually on May 1st and November 1st of each year, payable in cash or, at the Company’s election in certain circumstances, in stock.

•	The notes are convertible at any time prior to their maturity into shares of the Company’s common stock at a conversion price of $2.00 per share, subject to certain adjustments.
At June 30, 2009 and December 31, 2008, the Company was in compliance with its covenants under the convertible notes.
In October 2009, the $8 million aggregate principal amount of 6.5% convertible notes of the Company due November 1, 2010 was repaid. These notes became payable, at the election of the holder, as a result of the acquisition of the Company by ECD.
Structured Financing
In April 2005, the Company, through a subsidiary, entered into a Master Purchase and Lease Agreement and related agreements with a subsidiary of GE Commercial Finance Energy Financial Services (GE EFS), a unit of General Electric Capital Corporation, to provide structured financing for the installation of the Company’s BIPV projects on certain buildings owned by certain qualified customers. The Company has not funded any projects under this arrangement since 2006 and does not anticipate funding any future projects under this arrangement.
Under the Company’s Energy Services Agreements (ESA), customers agree to pay the Company, on a monthly basis over a 20-year period, for the electricity generated from the BIPV roofing systems installed on customers’ buildings. These transactions with customers are considered sales-type lease transactions

SOLAR INTEGRATED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
under US GAAP. The Company records a lease receivable to reflect the future stream of energy services payments from customers over the 20-year period.
Upon completion of a project with a customer, the Company entered into an agreement with GE EFS to provide financing to the Company collateralized by the lease receivables for an amount equal to the then net present value of the future lease receivables from the customer.
8. Commitments and Contingencies
The Company currently manufactures all of its BIPV products using flexible thin-film amorphous laminates manufactured and supplied by United Solar Ovonic LLC (USO), a wholly owned subsidiary of Energy Conversion Devices, Inc. (ECD) (NASDAQ:ENER). In May 2008, the Company announced that it had entered into a new long-term supply and cooperation agreement with USO through December 2012. This agreement forms an important part of the Company’s strategy to address the current and expected continued shortage of flexible thin film laminates, to secure long-term volume supply commitments, and to secure long-term cost reductions and fixed prices. The agreement contains volume commitments and fixed pricing.
In certain circumstances, if the Company fails to order the required volumes under the USO agreement, the Company may be subject to resulting monetary damages which could have a material adverse effect on the Company’s business and results of operations. In addition, the Company has negotiated the fixed prices under the USO supply contract based on the Company’s long-term projections of the future price of flexible thin film laminates.